Exhibit 4.1

AMENDMENT TO WARRANT AGREEMENTS

This Amendment, dated as of June 28, 2019 (the “Amendment”), to (i) that certain Warrant Agreement (the “First Agreement”) dated as of July 19, 2017, between MYnd Analytics, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), and (ii) that certain Warrant Agreement (the “Second Agreement”, and together with the First Agreement, each an “Agreement”), dated as of July 25, 2017, between the Company and AST, is intended to effectuate the following change to each Agreement.

WHEREAS, the Company and AST have previously entered into the Agreements and desire to amend the Agreements as set forth herein; and

WHEREAS, the Company has determined that this Amendment may be executed without the consent of any Registered Holder (as defined in each Agreement) pursuant to Section 8.8 of each Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Exercise Price. Section 3.1 of each Agreement shall be amended and restated in its entirety as follows:

Exercise Price. Each Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Warrant Agreement, to purchase from the Company the number of shares of Common Stock stated therein, at the price of (i) $2.00 per whole share for one year after the Repricing Date (the “Amendment Period”), and (ii) $5.25 per whole share after the Amendment Period, in each case subject to the adjustments provided herein. The term “Exercise Price” as used in this Agreement shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised.

“Repricing Date” shall mean the effective date of the transactions contemplated by that certain Agreement and Plan of Merger and Reorganization, as amended on May 24, 2019, between the Company, Emmaus Life Sciences, Inc., and Athena Merger Subsidiary, Inc..

2. Ratification. Except as expressly modified herein, each Agreement remains unmodified and in full force and effect and the parties ratify and confirm the terms thereof as modified by this Amendment.

3. Counterparts; Facsimile. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. A facsimile or other electronic transmission of this signed Amendment shall be valid and binding on all parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, as of the date first written above.

MYND ANALYTICS, INC.

By:	/s/ Patrick Herguth
	Name:	Patrick Herguth
	Title:	Chief Executive Officer

American Stock Transfer & Trust Company, LLC

By:	/s/ Michael Legregin
	Name:	Michael Legregin
	Title:	Senior Vice President

[Signature Page to Amendment to Warrant Agreements]